G.D.M GROUP HOLDING LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

Year ended 31 December 2022

Contents

Grant Thornton

Grant Thornton (Cyprus) Limited
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P.O. Box 23907
1687, Nicosia
Cyprus

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Report of Independent Auditors

Board of Directors

G.D.M Group Holding Limited

Opinion

We have audited the consolidated financial statements of G.D.M Group Holding Limited (a Cyprus company) (and subsidiaries) (the "Company"), which comprise the consolidated statements of financial position as at 31 December 2022 and 2021, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to assess the Company's ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period; to disclose, as applicable, matters related to going concern; and to use the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Grant Thornton (Cyprus) Limited is a member firm of Grant Thornton International Ltd (GTIL). GTIL and the member firms are not a worldwide partnership. GTIL and each member firm is a separate legal entity. Services are delivered independently by the member firms. GTIL does not provide services to clients. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another's acts or omissions.

In performing an audit in accordance with US GAAS, we:

- Exercise professional judgment and maintain professional scepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

GRANT THORNTON

Grant Thornton (Cyprus) Limited

Nicosia, Cyprus 19 May 2023

In US Dollars	Note	31 December 2022	31 December 2021
ASSETS			
Intangible assets	8	-	-
Loans issued	9	-	1 067 601
Restricted cash	10	549 182	355 719
Trade and other receivables	12	8 965 109	13 175 819
Cash and cash equivalents	13	9 903 283	16 565 200
TOTAL ASSETS		**19 417 574**	**31 164 339**
EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT			
Share capital	14	11 167	11 167
Retained earnings		6 562 186	23 857 461
TOTAL EQUITY		**6 573 353**	**23 868 628**
LIABILITIES			
Trade and other payables	15	12 844 221	7 295 711
TOTAL LIABILITIES		**12 844 221**	**7 295 711**
TOTAL LIABILITIES AND EQUITY		**19 417 574**	**31 164 339**

Approved for issue and signed on 19 May 2023.

Christina Tillyrou
Director

Katerina Iosif
Director

In US Dollars	Note	2022	2021
Revenue from contracts with customers	16	80 474 801	119 618 344
Cost of sales	17	(61 639 092)	(74 200 570)
Gross profit		**18 835 709**	**45 417 774**
Other operating income	17	127 053	1 803 797
Selling and distribution expenses	17	(84 092)	(60 310)
Administration expenses	17	(8 117 210)	(12 536 875)
Expected credit loss allowance		(690 219)	(614 794)
Receivables write-off		(127 005)	(181 021)
Operating profit		**9 944 236**	**33 828 571**
Net finance income/(cost)	18	(669 545)	(756 624)
Profit before income tax		**9 274 691**	**33 071 947**
Income tax expense	19	(69 966)	(37 866)
Profit after tax		**9 204 725**	**33 034 081**
Other comprehensive income		-	-
Total other comprehensive income		-	-
Total comprehensive income for the year		**9 204 725**	**33 034 081**

G.D.M GROUP HOLDING LIMITED
Consolidated Statement of Changes in Equity for the year ended 31 December 2022

In US Dollars	**Note**	**Share capital**	**Retained earnings**	**Total**
At 1 January 2021		**11 167**	**29 470 300**	**29 481 467**
Profit / (Loss) for the year		-	33 034 081	33 034 081
Total comprehensive income/ (loss) for the year		-	33 034 081	33 034 081
Dividends declared	14	-	(38 646 920)	(38 646 920)
Balance at 31 December 2021/1 January 2022		**11 167**	**23 857 461**	**23 868 628**
Profit / (Loss) for the year		-	9 204 725	9 204 725
Total comprehensive income/ (loss) for the year		-	9 204 725	9 204 725
Dividends declared	14	-	(26 500 000)	(26 500 000)
Balance at 31 December 2022		**11 167**	**6 562 186**	**6 573 353**

In US Dollars	Note	2022	2021
Cash flows from operating activities			
Profit/(Loss) before income tax		9 274 691	33 071 947
Adjustments for:			
Amortisation/depreciation of intangible assets/PPE	17	5 542	18 913
Unrealised foreign exchange (gain) / loss	18	484 575	492 805
Interest income	18	(85 372)	(165 779)
Interest expense	18	-	182 965
Expected credit loss on loans		59 121	434 386
Expected credit loss/Write-off of AR		758 103	361 429
Operating cash flows before working capital changes		**10 496 660**	**34 396 666**
Decrease/(increase) in trade and other receivables		3 343 198	2 659 016
Increase/(decrease) in trade and other payables		(921 883)	1 867 135
Increase/(decrease) in Restricted cash		(200 894)	(114 357)
Changes in working capital		**2 220 421**	**4 411 794**
Income taxes paid		(61 374)	(44 854)
Net cash from operating activities		**12 655 707**	**38 763 606**
Cash flows from investing activities			
Purchase of fixed assets		(5 542)	(5 188)
Sale of intangible assets		-	153 523
Interest received	9	42 591	73 269
Loans repaid (principal)	9	1 026 019	566 275
Loans issued	9	-	(728 381)
Net cash from investing activities		**1 063 068**	**59 498**
Cash flows from financing activities			
Obtaining loans and borrowings		-	2 681 195
Repayment loans and borrowings		-	(5 785 730)
Interest paid		-	(147 665)
Dividends paid to the Company's shareholders		(20 000 000)	(38 646 920)
Net cash used in financing activities		**(20 000 000)**	**(41 899 120)**
Net decrease in cash and cash equivalents		**(6 281 225)**	**(3 076 016)**
Cash and cash equivalents at the beginning of the year		**16 565 200**	**20 223 137**
Effect of exchange rate changes on cash and cash equivalents		(380 692)	(581 921)
Cash and cash equivalents at the end of the year	13	**9 903 283**	**16 565 200**

1 Incorporation and principal activities

Country of incorporation

G.D.M Group Holding Limited (the "Company" or "Group") was incorporated in Cyprus on 7 October 2016 as an international business company with limited liability under the provisions of the Cyprus Companies Law, Cap. 113. Its registered office is at 6, Ioanni Stylianou, Floor 2, Flat 202, 2003, Nicosia, Cyprus. These non-statutory financial statements cover the year ended 31 December 2022 and its comparative year end of 31 December 2021.

Principal activities

The principal activities of the Group, are Advertising, Marketing and Online agency services.

Basis of preparation

These non-statutory consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) issued by the IASB. These consolidated financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates and requires Management to exercise its judgment in the process of applying the Group's accounting policies. It also requires the use of assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management's best knowledge of current events and actions, actual results may ultimately differ from those estimates.

All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

Functional and presentation currency

The consolidated financial statements are presented in United States Dollars (US$) which is also the functional currency of the principal subsidiaries consisting the Group. The list of functional currency of principal subsidiaries, are presented in Note 21. The companies with functional currency other than United States Dollars (US$), are translated at spot rates to United States Dollars (US$) which is the presentation currency.

2 Operating Environment of the Group

COVID-19. In March 2020, the World Health Organisation declared the outbreak of COVID-19 a global pandemic. In response to the pandemic, numerous measures were implemented, attempting to contain the spreading and impact of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place orders and limitations on business activity, including closures. Some of those measures were subsequently relaxed, however, as of 31 December 2022, there remains a risk that the authorities may impose additional restrictions in 2023 as a response to possible new variants of the virus. The situation has no significant impact on the Group activities.

War between Russia and Ukraine.

On 24 February 2022, Russia launched a military operation in Ukraine. Many governments are taking increasingly stringent measures against Russia and Belarus. These measures have already slowed down the economies both in Cyprus but globally as well with the potential of having wider impacts on the respective economies as the measures persist for a greater period of time. The conflict may have serious consequences on the Cyprus economy and also worldwide, which are difficult to precisely estimate. The main concern at the moment is the rise of inflation, the uncertainty mainly about tourism and financial services and the increase in the price of fuel, which will affect household incomes and business operating costs.

2 Operating Environment of the Group (Continued)

The long-term effects of the current economic situation are difficult to predict and Management's current expectations and estimates could differ from the actual results.

As a result of the conflict, Group has fully ceased operations with Russian and Belorussian affiliates since the end of February 2022. Revenue generated with those counterparties has been approximately at the level of 1.3 USD million monthly at the beginning of the 2022.

However, market re-orientation led to increase in revenues with existing and new affiliates, and since the end of February 2022 share of revenue generated by new affiliates grew approximately by 13%. As an overall result, Group's profits have not decreased as a result of the war.

3 Significant Accounting Policies

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented in these consolidated financial statements unless otherwise stated.

Basis of consolidation

The Group consolidated financial statements comprise the financial statements of the parent company G.D.M Group Holdings Limited and the financial statements of the following Group Companies "CLICKDEALER ASIA PTE. LTD", "ClickDealer Europe B.V.", "Clickdealer Ukraine LLC", "TheViewPoint KFT", "GDMGROUP ASIA LIMITED" and "GDMGROUP EAST LIMITED". Details on the principal subsidiaries are given in Note 21. Subsidiaries are consolidated in the Group's financial statements from the date that control commences until the date that control ceases. Specifically, the Group controls an investee if, and only if, the Group has:

• power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

• exposure, or rights, to variable returns from its involvement with the investee;

• the ability to use its power over the investee to affect its returns.

The financial statements of all the Group Companies are prepared using uniform accounting policies. All inter-company transactions and balances between Group Companies have been eliminated during consolidation.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are expensed as incurred and included in administrative expenses.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value at the acquisition date, except that:

• deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

• liabilities or equity instruments related to share-based payment arrangements of the acquiree or share- based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date; and

• assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

3 Significant Accounting Policies (Continued)

When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the 'measurement period' (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognised in profit or loss.

When a business combination is achieved in stages, the Group's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control) and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

Revenue

Recognition and measurement

Revenue represents the amount of consideration to which the Group expects to be entitled in exchange for transferring the promised services to the customer, excluding amounts collected on behalf of third parties (for example, value-added taxes); the transaction price. The Group includes in the transaction price an amount of variable consideration as a result of rebates/discounts only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainly associated with the variable consideration is subsequently resolved. Estimations for rebates and discounts are based in the Group's experiences with similar and forecasted sales to the customers.

The Group recognises revenue when the parties have approved the contract (in writing, orally or in accordance with other customary business practices) and are committed to perform their respective obligations, the Group can identify each party's rights and the payment terms for the services to be transferred, the contract has commercial substance (i.e. the risk, timing or amount of the Group's future cash flows is expected to change as a result of the contract), it is probable that the Group will collect the consideration to which it will be entitled in exchange for the services that will be transferred to the customer and when specific criteria have been met for each of the Group's contracts with customers. The significant payment terms in contracts with customers typically including net payment terms due 30 days. The contracts with customers do not have a significant financing component and they have fixed consideration.

The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement. In evaluating whether collectability of an amount of consideration is probable, the Group considers only the customer's ability and intention to pay that amount of consideration when it is due.

Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimates are reflected in the consolidated statement of profit or loss and other comprehensive income in the period in which the circumstances that give rise to the revision become known by Management.

The Group carries out business activities as a marketing agency and affiliate network providing online advertising and relevant consulting services to clients. The Group promotes services and products of various merchants to their target audience via third-party publishers (affiliates) on such sources such as search engines, social media, ad networks etc.

3 Significant Accounting Policies (Continued)

Identification of performance obligations

The Group does not have the contracts with multiple performance obligations and identifies the consulting servicing and buying the advertising services as one integrated performance obligation.

A service that is promised to a customer is distinct if the customer can benefit from the service, either on its own or together with other resources that are readily available to the customer (that is the service is capable of being distinct) and the Group's promise to transfer the service to the customer is separately identifiable from other promises in the contract (that is, the good or service is distinct within the context of the contract).

- **Rendering of services**

Revenue from rendering of services is recognised over time while the Group satisfies its performance obligation by transferring control over the promised service to the customer in the accounting period in which the services are rendered. The Group does not have contract assets/liabilities and costs to obtain a contract since the Group invoices monthly in arrears.

- **Practical expedients**

As a practical expedient, the Group identifies the consideration from a customer in an amount that corresponds directly with the value to the customer of the Group's performance completed to date. The Group recognise revenue in the amount to which the entity has a right to invoice. Given the use of this practical expedient, the Group need not disclose the information regarding its remaining performance obligations.

- **Principal versus agent**

The Group's contract with the customer\client includes an explicit promise to provide a specified type of advertising services to the customer.

The Group is primarily responsible for fulfilling the promise to provide the service to the customer, the purchase of advertising inventory, third party data, and other related expenses. Further, the Group has discretion in establishing prices. The Group has therefore determined that the Group serves as a principal and that gross presentation of revenue is appropriate.

Employee benefits

The Group and its employees contribute to the Government Social Insurance Fund based on employees' salaries. The Group's contributions are expensed as incurred and are included in staff costs. The Group has no legal or constructive obligations to pay further contributions if the scheme does not hold sufficient assets to pay all employees benefits relating to employee service in the current and prior periods.

Finance income

Interest income is recognised on a time-proportion basis using the effective method.

Finance costs

Interest expense and other borrowing costs are charged to profit or loss as incurred.

Foreign currency translation

(1) Functional and presentation currency

Items included in the Group's financial statements are measured using the currency of the primary economic environment in which each entity of the Group operates ('the functional currency'). The list of functional currency of principal subsidiaries, are presented in Note 21. The financial statements are presented in United States Dollars (US$), which is the Group's presentation currency.

(2) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

3 Significant Accounting Policies (Continued)

Tax

Current tax liabilities and assets are measured at the amount expected to be paid to or recovered from the taxation authorities, using the tax rates and laws that have been enacted, or substantively enacted, by the reporting date.

Dividends

Interim dividends are recognized in equity in the year in which they are approved by the Company's shareholders. Dividend distribution to the Company's shareholders is recognised in the Group's financial statements in the year in which they are approved by the Company's shareholders.

Intangible assets

Intangible assets that have an indefinite useful life or intangible assets not ready for use are not subject to amortisation and are tested annually for impairment. Assets that are subject to depreciation and amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs of disposal and value in use. Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date.

Development costs that are directly associated with identifiable and unique item controlled by the Group are recorded as intangible assets if an inflow of incremental economic benefits exceeding costs is probable. If impaired, the carrying amount of intangible assets is written down to the higher of value in use or fair value less costs of disposal.

Computer software

Costs that are directly associated with identifiable and unique computer software products controlled by the Group and that will probably generate economic benefits exceeding costs beyond one year are recognized as intangible assets. Subsequently computer software is carried at cost less any accumulated amortization and any accumulated impairment losses. Expenditure which enhances or extends the performance of computer software programs beyond their original specifications is recognized as s capital improvement and added to the original cost of computer software, Costs associated with maintenance of computer software programs are recognized as an expense when incurred. Computer software costs are amortised using straight-line method over their useful life, not exceeding a period of three years. Amortisation commences when the computer software is available for use.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gain or losses arising from derecognition of intangible assets, measured as the difference between the net disposal proceeds and the carrying amount of assets, are recognized in the profit or loss when the asset is derecognised.

Financial assets

Financial assets – Classification

Management applied judgement in determining the level of aggregation and portfolios of financial instruments when performing the business model assessment. When assessing sales transactions, the Group considers their historical frequency, timing and value, reasons for the sales and expectations about future sales activity.

Determining whether a financial asset's cash flows are solely payments of principal and interest (SPPI) required judgement. The effect of the modified time value of money was assessed by comparing relevant instrument's cash flows against a benchmark debt instrument with SPPI cash flows, in each period and cumulatively over the life of the instrument.

The Group classifies its financial assets in the following measurement categories:

- those to be measured subsequently at fair value (either through OCI or through profit or loss), and
- those to be measured at amortised cost.

The classification and subsequent measurement of debt financial assets depends on: (i) the Group's business model for managing the related assets portfolio and (ii) the cash flow characteristics of the asset. On initial recognition, the Group may irrevocably designate a debt financial asset that otherwise meets the requirements to be measured at amortized cost or at fair value through other comprehensive income (FVOCI) or at fair value through profit or loss (FVTPL) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

3 Significant Accounting Policies (Continued)

For investments in equity instruments that are not held for trading, the classification will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI). This election is made on an investment-by-investment basis.

All other financial assets are classified as measured at fair value through profit or loss (FVTPL).

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

Financial assets - Recognition and derecognition

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention ("regular way" purchases and sales) are recorded at trade date, which is the date when the Group commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Financial assets - Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss (FVTPL) are expensed in profit or loss. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest. As trade receivables do not contain a significant financing component, trade receivables are measured at the transaction price as disclosed above in Note 3.

Financial assets – impairment – credit loss allowance for ECL

The Group assesses on a forward-looking basis the ECL for debt instruments (including loans) measured at amortised cost and fair value through other comprehensive income (FVOCI) and exposure arising from loan commitments and financial guarantee contracts. The Group measures ECL and recognises credit loss allowance at each reporting date. The measurement of ECL reflects: (i) an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes, (ii) time value of money and (iii) all reasonable and supportable information that is available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future conditions.

The carrying amount of the financial assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the consolidated statement of profit or loss and other comprehensive income within "net impairment losses on financial and contract assets. Subsequent recoveries of amounts for which loss allowance was previously recognised are credited against the same line item.

Debt instruments carried at amortised cost are presented in the consolidated statement of financial position net of the allowance for ECL. For loan commitments and financial guarantee contracts, a separate provision for ECL is recognised as a liability in the consolidated statement of financial position.

For debt instruments at fair value through other comprehensive income (FVOCI), an allowance for ECL is recognised in profit or loss and it affects fair value gains or losses recognised in OCI rather than the carrying amount of those instruments.

The impairment methodology applied by the Group for calculating expected credit losses depends on the type of financial asset assessed for impairment. Specifically:

For trade receivables and contract assets, including trade receivables and contract assets with a significant financing component, and lease receivables the Group applies the simplified approach permitted by IFRS 9, which requires lifetime expected credit losses to be recognised from initial recognition of the financial assets.

3 Significant Accounting Policies (Continued)

For all other financial instruments that are subject to impairment under IFRS 9, the Group applies general approach – three stage model for impairment. The Group applies a three-stage model for impairment, based on changes in credit quality since initial recognition. A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1. Financial assets in Stage 1 have their ECL measured at an amount equal to the portion of lifetime ECL that results from default events possible within the next 12 months or until contractual maturity, if shorter ("12 Months ECL"). If the Group identifies a significant increase in credit risk ("SICR") since initial recognition, the asset is transferred to Stage 2 and its ECL is measured based on ECL on a lifetime basis, that is, up until contractual maturity but considering expected prepayments, if any ("Lifetime ECL").

Refer to Note 22, Credit risk section, for a description of how the Group determines when a SICR has occurred. If the Group determines that a financial asset is credit- impaired, the asset is transferred to Stage 3 and its ECL is measured as a Lifetime ECL. The Group's definition of default is explained in Note 22, Credit risk section.

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash at bank and cash in transit. Cash and cash equivalents are carried at amortised cost because: (i) they are held for collection of contractual cash flows and those cash flows represent SPPI (solely payments of principal and interest), and (ii) they are not designated at fair value through profit or loss (FVTPL).

Restricted cash

Restricted cash is represented by balances held by Group companies for specific reasons and is not available for immediate business use. However, until possibility to regain control over balances ceases to exist, such balances are not to be written-off.

Classification as financial assets at amortised cost

These amounts generally arise from transactions outside the usual operating activities of the Group. They are held with the objective to collect their contractual cash flows and their cash flows represent solely payments of principal and interest. Accordingly, these are measured at amortised cost using the effective interest method, less provision for impairment. Financial assets at amortised cost are classified as current assets if they are due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current assets.

Classification as trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.

Trade receivables are recognised initially at the amount of consideration that is unconditional unless they contain significant financing components, in which case they are recognised at fair value. The Group holds the trade receivables with the objective to collect the contractual cash flows and therefore measures them subsequently at amortised cost using the effective interest method.

Trade receivables are also subject to the impairment requirements of IFRS 9. The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. See Note 22, Credit risk section.

Trade receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of a debtor to engage in a repayment plan with the Group, and a failure to make contractual payments for a period of greater than 180 days past due.

Trade and other payables

Trade and other payables are initially measured at fair value and are subsequently measured at amortised cost, using the effective interest rate method.

Prepayments

Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition.

3 Significant Accounting Policies (Continued)

Prepayments to acquire assets are transferred to the carrying amount of the asset once the Group has obtained control of the asset and it is probable that future economic benefits associated with the asset will flow to the Group. Other prepayments are written off to profit or loss when the goods or services relating to the prepayments are received. If there is an indication that assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Share capital

Ordinary shares are classified as equity.

4 Critical Accounting Estimates and Judgements in Applying Accounting Policies

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

- **Revenue recognition**

Determined that Group transfers control of a service over time and, therefore, satisfies a performance obligation and recognises revenue over time.
The terms of the contract, as well as any laws that apply to the contract, are considered, when evaluating whether it has an enforceable right to payment for performance completed to date. At all times throughout the duration of the contract, the entity must be entitled to an amount that at least compensates the entity for performance completed to date if the contract is terminated by the customer or another party for reasons other than the entity's failure to perform as promised.

- **Calculation of loss allowance**

When measuring expected credit losses the Group uses reasonable and supportable forward looking information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other.

Loss given default is an estimate of the loss arising on default. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, taking into account cash flows from collateral and integral credit enhancements.

Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

- **Income taxes**

Significant judgment is required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

- **Impairment of financial assets**

The loss allowances for financial assets are based on assumptions about risk of default and expected loss rates. The Group uses judgement in making these assumptions and selecting the inputs to the impairment calculation, based on the Group's past history, existing market conditions as well as forward looking estimates at the end of each reporting period. Details of the key assumptions and inputs used are disclosed in Note 22, Credit risk section.

- **Impairment of intangible assets**

Intangible assets are initially recorded at acquisition cost and are amortized on a straight-line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition.

4 Critical Accounting Estimates and Judgements in Applying Accounting Policies (Continued)

Intangible assets with indefinite useful life are reviewed for impairment at least once per year. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Group estimates the recoverable amount of the cash generating unit in which the asset belongs to.

5 Adoption of New or Revised Standards and Interpretations

The following amendments became effective from 1 January 2022:

Proceeds before intended use, Onerous contracts – cost of fulfilling a contract, Reference to the Conceptual Framework – narrow scope amendments to IAS 16, IAS 37 and IFRS 3, and Annual Improvements to IFRSs 2018-2020 – amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 41 (issued on 14 May 2020 and effective for annual periods beginning on or after 1 January 2022).

- The amendment to IAS 16 prohibits an entity from deducting from the cost of an item of PPE any proceeds received from selling items produced while the entity is preparing the asset for its intended use. The proceeds from selling such items, together with the costs of producing them, are now recognised in profit or loss. An entity will use IAS 2 to measure the cost of those items. Cost will not include depreciation of the asset being tested because it is not ready for its intended use. The amendment to IAS 16 also clarifies that an entity is 'testing whether the asset is functioning properly' when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment. An asset might therefore be capable of operating as intended by Management and subject to depreciation before it has achieved the level of operating performance expected by Management.
- The amendment to IAS 37 clarifies the meaning of 'costs to fulfil a contract'. The amendment explains that the direct cost of fulfilling a contract comprises the incremental costs of fulfilling that contract; and an allocation of other costs that relate directly to fulfilling. The amendment also clarifies that, before a separate provision for an onerous contract is established, an entity recognises any impairment loss that has occurred on assets used in fulfilling the contract, rather than on assets dedicated to that contract.
- IFRS 3 was amended to refer to the 2018 Conceptual Framework for Financial Reporting, in order to determine what constitutes an asset or a liability in a business combination. Prior to the amendment, IFRS 3 referred to the 2001 Conceptual Framework for Financial Reporting. In addition, a new exception in IFRS 3 was added for liabilities and contingent liabilities. The exception specifies that, for some types of liabilities and contingent liabilities, an entity applying IFRS 3 should instead refer to IAS 37 or IFRIC 21, rather than the 2018 Conceptual Framework. Without this new exception, an entity would have recognised some liabilities in a business combination that it would not recognise under IAS 37. Therefore, immediately after the acquisition, the entity would have had to derecognise such liabilities and recognise a gain that did not depict an economic gain. It was also clarified that the acquirer should not recognise contingent assets, as defined in IAS 37, at the acquisition date.
- The amendment to IFRS 9 addresses which fees should be included in the 10% test for derecognition of financial liabilities. Costs or fees could be paid to either third parties or the lender. Under the amendment, costs or fees paid to third parties will not be included in the 10% test.
- Illustrative Example 13 that accompanies IFRS 16 was amended to remove the illustration of payments from the lessor relating to leasehold improvements. The reason for the amendment is to remove any potential confusion about the treatment of lease incentives.
- IFRS 1 allows an exemption if a subsidiary adopts IFRS at a later date than its parent. The subsidiary can measure its assets and liabilities at the carrying amounts that would be included in its parent's consolidated financial statements, based on the parent's date of transition to IFRS, if no adjustments were made for consolidation procedures and for the effects of the business combination in which the parent acquired the subsidiary. IFRS 1 was amended to allow entities that have taken this IFRS 1 exemption to also measure cumulative translation differences using the amounts reported by the parent, based on the parent's date of transition to IFRS. The amendment to IFRS 1 extends the above exemption to cumulative translation differences, in order to reduce costs for first-time adopters. This amendment will also apply to associates and joint ventures that have taken the same IFRS 1 exemption.
- The requirement for entities to exclude cash flows for taxation when measuring fair value under IAS 41 was removed. This amendment is intended to align with the requirement in the standard to discount cash flows on a post-tax basis.

The application of the amendments had no significant impact on the Group's consolidated financial statements.

6 New Accounting Pronouncements

Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2023 or later, and which the Group has not early adopted.

Deferred tax related to assets and liabilities arising from a single transaction – Amendments to IAS 12 (issued on 7 May 2021 and effective for annual periods beginning on or after 1 January 2023). The amendments to IAS 12 specify how to account for deferred tax on transactions such as leases and decommissioning obligations. In specified circumstances, entities are exempt from recognising deferred tax when they recognise assets or liabilities for the first time. Previously, there had been some uncertainty about whether the exemption applied to transactions such as leases and decommissioning obligations – transactions for which both an asset and a liability are recognised. The amendments clarify that the exemption does not apply and that entities are required to recognise deferred tax on such transactions. The amendments require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences.

Classification of liabilities as current or non-current – Amendments to IAS 1 (issued on 23 January 2020 and effective for annual periods beginning on or after 1 January 2022). These narrow scope amendments clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Liabilities are non-current if the entity has a substantive right, at the end of the reporting period, to defer settlement for at least twelve months. The guidance no longer requires such a right to be unconditional. Management's expectations whether they will subsequently exercise the right to defer settlement do not affect classification of liabilities. The right to defer only exists if the entity complies with any relevant conditions as of the end of the reporting period. A liability is classified as current if a condition is breached at or before the reporting date even if a waiver of that condition is obtained from the lender after the end of the reporting period. Conversely, a loan is classified as non-current if a loan covenant is breached only after the reporting date. In addition, the amendments include clarifying the classification requirements for debt a company might settle by converting it into equity. 'Settlement' is defined as the extinguishment of a liability with cash, other resources embodying economic benefits or an entity's own equity instruments. There is an exception for convertible instruments that might be converted into equity, but only for those instruments where the conversion option is classified as an equity instrument as a separate component of a compound financial instrument.

Classification of liabilities as current or non-current, deferral of effective date – Amendments to IAS 1 (issued on 15 July 2020 and effective for annual periods beginning on or after 1 January 2023). The amendment to IAS 1 on classification of liabilities as current or non-current was issued in January 2020 with an original effective date 1 January 2022. However, in response to the Covid-19 pandemic, the effective date was deferred by one year to provide companies with more time to implement classification changes resulting from the amended guidance.

Amendments to IAS 8: Definition of Accounting Estimates (issued on 12 February 2021 and effective for annual periods beginning on or after 1 January 2023). The amendment to IAS 8 clarified how companies should distinguish changes in accounting policies from changes in accounting estimates.

Amendments to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting policies (issued on 12 February 2021 and effective for annual periods beginning on or after 1 January 2023). IAS 1 was amended to require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendment provided the definition of material accounting policy information. The amendment also clarified that accounting policy information is expected to be material if, without it, the users of the financial statements would be unable to understand other material information in the financial statements. The amendment provided illustrative examples of accounting policy information that is likely to be considered material to the entity's financial statements. Further, the amendment to IAS 1 clarified that immaterial accounting policy information need not be disclosed. However, if it is disclosed, it should not obscure material accounting policy information. To support this amendment, IFRS Practice Statement 2, 'Making Materiality Judgements' was also amended to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

IFRS 17 "Insurance Contracts" (issued on 18 May 2017 and effective for annual periods beginning on or after 1 January 2023).

Amendments to IFRS 17 and an amendment to IFRS 4 (issued on 25 June 2020 and effective for annual periods beginning on or after 1 January 2023).

Transition option for insurers applying IFRS 17 – Amendments to IFRS 17 (issued on 9 December 2021 and effective for annual periods beginning on or after 1 January 2023).

Unless otherwise described above, the new standards and interpretations are not expected to affect significantly the Group's consolidated financial statements.

7 Balances and Transactions with Related Parties

Parties are generally considered to be related if the parties are under common control or if one party has the ability to control the other party or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

As of 31 December 2022, and 2021 the Company's immediate and ultimate parent company was I.S.P. Assets FZE. The Group is controlled by Maxym Polyakov, which owns 92,65% of the Group's shares.

The outstanding balances with related parties were as follows:

In US Dollars	Note	31 December 2022		31 December 2021	
		Under common control	Shareholders	Under common control	Shareholders
Gross amount of trade receivables	12	461 924	-	588 740	-
Loans issued (contractual interest rate: 4%)	9	-	-	260 203	-
Trade and other payables	15	-	8 457		7 920
Dividends payable	15	-	6 500 000	-	-

Trade receivables balances as of 31 December 2022 have been with TogetherAds PTE. LTD. (2021: TogetherAds PTE. LTD.).

Loans issued balances of a finance nature as of 31 December 2022 are nil. Loans issued balances as of 31 December 2021 have been with PIPL Ltd, with an interest rate of 4% per annum and a repayment date of 09 December 2022.

Trade and other payables balances as of 31 December 2022 have been with Atamanuk Dmitry (2021: Atamanuk Dmitry).

Dividends payable to shareholders as of 31 December 2022 have been to I.S.P. Assets FZE, Maxym Polyakov, Seredyuk Tetyana and Atamanuk Dmitry.

Outstanding balances as of 31 December 2022 and 31 December 2021 have not been secured.

The income and expense items with related parties were as follows:

		2022		2021	
In US Dollars	Note	Under common control	Shareholders	Under common control	Shareholders
Marketing and Advertising Income	16	6 499 167	-	12 665 583	-
Administration expenses	17	-	105 590		116 748
Other income	17	306	-	607 124	26 926
Interest income	17	7 478	-	10 203	-

Marketing and Advertising Income turnovers in 2022 have been with TogetherAds PTE. LTD. (2021: TogetherAds PTE. LTD, GDMservices Inc. and Tamtech PTE. LTD.).

Administration expenses 2022 have been with Atamanuk Dmitry (2021: Atamanuk Dmitry).

Other income in 2022 have been with GDMservices. Other Income in 2021 have been with Tamtech PTE. LTD. and I.S.P Assets FZE.

Interest Income in 2022 have been with PIPL Ltd. (2021: PIPL Ltd.).

Key Management compensation. Key Management includes Directors.

Key Management compensation is presented below:

7 Balances and Transactions with Related Parties (Continued)

In US Dollars	2022 Expense	2022 Accrued liability	2021 Expense	2021 Accrued liability
Short-term benefits:				
- Salaries	200 276	-	201 227	19 808
Total key management compensation	**200 276**	**-**	**201 227**	**19 808**

8 Intangible Assets

In US Dollars	Computer software	Total intangible assets
Carrying amount at 1 January 2021	**159 664**	**159 664**
Additions	-	-
Disposals	(153 523)	(153 523)
Amortisation charge	(6 141)	(6 141)
Impairment charge	-	-
Carrying amount at 31 December 2021	-	-

There were no movements of other intangible assets during 2022.

9 Loans Issued

In US Dollars	2022	2021
Corporate loans	634 342	1 642 822
Less: Credit loss allowance	(634 342)	(575 221)
Total loans issued at 31 December	**-**	**1 067 601**

In US Dollars	2022	2021
At 1 January	1 067 601	1 342 854
New loans granted	-	728 381
Repayments	(1 068 610)	(639 544)
Interest charged	77 907	138 852
Exchange difference	(17 777)	(68 556)
Expected credit loss allowance	(59 121)	(434 386)
At 31 December	**-**	**1 067 601**

9 Loans Issued (Continued)

Loans issued as of 1 January 2021 have been to PIPL Ltd and HUDC-HOLDING LTD. During the 2021 Group issued loan to Starikovskiy Sergey Alekseevich, Power Punch Pro Inc, THYNC GLOBAL INC and WORLDWIDE TRADERS LLC. Loans issued to Power Punch Pro Inc and WORLDWIDE TRADERS LLC were fully provided during 2021, loan issued to HUDC-HOLDING LTD – partially provided.

Loans issued balances as of 1 January 2022 have been with PIPL Ltd, Starikovskiy Sergey Alekseevich, HUDC-HOLDING LTD and THYNC GLOBAL INC. Loan issued to PIPL Ltd, Starikovskiy Sergey Alekseevich and THYNC GLOBAL INC were fully repaid during 2022. Loan issued to HUDC-HOLDING LTD have been partially repaid and remainder - provided during 2022.

10 Restricted cash

Restricted cash is held by Group companies for specific reasons and is not available for immediate business use. However, possibility to regain control over balances still exist, and thus balances are not written-off.

The table below discloses restricted cash held by principal subsidiaries:

In US Dollars	**Restriction reason**	**2022**	**2021**
GDMGROUP ASIA LIMITED	Epayments Ltd ceased its operating activity, Group is waiting for funds repayment.	436 267	241 363
GDMGROUP EAST LIMITED	Mashreq Bank terminated the cooperation with legal entity, a personal visit to return funds is required	111 413	112 827
CLICKDEALER ASIA PTE. LTD.	PayPal account under limitations, waiting for approval to spend funds for operating activity	935	929
ClickDealer Europe B.V.	BBVA terminated the cooperation with legal entity and blocked access to the account	567	600
Total restricted cash		**549 182**	**355 719**

11 Property, plant and equipment

In US Dollars	**Note**	**Equipment**	**Other equipment**
Cost at 1 January 2021		39 543	-
Accumulated depreciation		(31 960)	-
Carrying amount at 1 January 2021		**7 583**	**-**
Additions		-	5 189
Disposals		-	-
Depreciation charge and write-off	17	(7 583)	(5 189)
Cost at 31 December 2021		39 543	-
Accumulated depreciation		(39 543)	-
Carrying amount at 31 December 2021		**-**	**-**

11 Property, plant and equipment (Continued)

In US Dollars	Note	Equipment	Other equipment
Cost at 1 January 2022		39 543	-
Accumulated depreciation		(39 543)	-
Carrying amount at 1 January 2022		-	-
Additions		3 140	2 402
Disposals		-	-
Depreciation charge and write-off	17	(3 140)	(2 402)
Cost at 31 December 2022		42 683	-
Accumulated depreciation		(42 683)	-
Carrying amount at 31 December 2022		-	-

12 Trade and Other Receivables

In US Dollars	2022	2021
Trade receivables	9 412 899	12 697 531
Prepayments and other current assets	337 339	624 446
Taxes recoverable, other than income tax	26 377	34 250
Less credit loss allowance	(811 506)	(180 408)
Total trade and other receivables at 31 December	**8 965 109**	**13 175 819**

The fair values of trade and other receivables due within one year approximate to their carrying amounts as presented above. The exposure of the Group to credit risk and impairment losses in relation to trade and other receivables is reported in Note 22 of the consolidated financial statements.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

In US Dollars	2022	2021
Allowance for credit losses on trade receivables at 1 January	**180 408**	-
Credit loss allowance charge in profit or loss for the period	654 195	180 408
Recovery of credit loss allowance	(23 097)	-
Allowance for credit losses on trade receivables at 31 December	**811 506**	**180 408**

12 Trade and Other Receivables (Continued)

The credit loss allowance for trade receivables is determined according to provision matrix presented in the table below.

In US Dollars	31 December 2022 Gross carrying amount	31 December 2022 Allowance for credit losses	31 December 2022 Net carrying value	31 December 2021 Gross carrying amount	31 December 2021 Allowance for credit losses	31 December 2021 Net carrying value
Trade receivables						
- less 30 days overdue	6 221 559	(437)	6 221 122	7 729 770	(2 046)	7 727 724
- 31 to 60 days overdue	1 894 671	(17 443)	1 877 228	2 843 627	(65 089)	2 778 538
- 61 to 90 days overdue	417 678	(1 533)	416 145	1 299 158	(60 270)	1 238 888
- 91 to 120 days overdue	228 767	(171 957)	56 810	347 580	(13 766)	333 814
- over 121 days overdue	650 224	(620 136)	30 088	477 396	(39 237)	438 159
Total	9 412 899	(811 506)	8 601 393	12 697 531	(180 408)	12 517 123

13 Cash and Cash Equivalents

In US Dollars	2022	2021
Cash on hand	3 390	3 390
Cash in transit	214 646	509 872
Bank balances	9 685 247	16 051 938
Total cash and cash equivalents at 31 December	**9 903 283**	**16 565 200**

Cash in transit is represented by balances of cash that are transferred between Group's bank accounts and payment solutions (in some cases the amount that had been debited from one account or payment solution, but still had not been processed and credited to another account or payment solution).

The table below discloses bank balances and restricted cash balances by currencies.

In US Dollars	2022	2021
United States Dollars	8 389 836	13 963 112
Euro	1 740 326	2 422 647
Pound sterling	88 070	-
Ukrainian Hryvnia	9 932	21 898
Tether	5 164	-
Other	1 101	-
Total bank balances and restricted cash	**10 234 429**	**16 407 657**

14 Share Capital

	2022 Number of shares	2022 US$	2021 Number of shares	2021 US$
Authorised				
Class A shares of EURO0,01 each (voting)	700 000	7 000	700 000	7 000
Class B shares of EURO0,01 each (non-voting)	300 000	3 000	300 000	3 000
Total	**1 000 000**	**10 000**	**1 000 000**	**10 000**
Issued and fully paid				
At 1 January	1 000 000	11 167	1 000 000	11 167
At 31 December	**1 000 000**	**11 167**	**1 000 000**	**11 167**

Both classes of shares have equal dividend rights.

Dividends declared and paid during 2022 were as follows:

On 23 March 2022, the Board of Directors approved the payment of an interim dividend for the amount of USD 12 000 000.

On 27 May 2022, the Board of Directors approved the payment of an interim dividend for the amount of USD 8 000 000.

On 28 December 2022, the Board of Directors approved the payment of an interim dividend for the amount of USD 1 950 000. Declared dividends have not been paid as of 31 December 2022.

On 28 December 2022, the Board of Directors approved the payment of a final dividend for the amount of USD 4 550 000. Declared dividends have not been paid as of 31 December 2022.

Unpaid dividends have been settled in full in February 2023.

Dividends declared and paid during 2021 were as follows:

On 5 February 2021, G.D.M. Group Holding Limited paid the amount of USD 18 000 000 as final dividends to its shareholders.

On 12 May 2021, G.D.M. Group Holding Limited paid the amount of USD 11 650 000 as final dividends.

On 18 November 2021, G.D.M. Group Holding Limited paid the amount of USD 9 000 000 as final dividends.

15 Trade and Other Payables

In US Dollars	Note	2022	2021
Trade payables		5 355 548	6 445 884
Dividends payable		6 500 000	-
Accrued liabilities and other creditors		976 879	846 625
Income tax payable		11 794	3 202
Trade and other payables at 31 December		**12 844 221**	**7 295 711**

The fair values of trade and other payables due within one year approximate to their carrying amounts as presented above.

16 Revenue from Contracts with Customers

The Group derives its revenue from contracts with customers for the provision of advertising, marketing and online agency services. The Group recognises revenue over time. As there is the practical expedient, the Group do not disclose the information regarding its remaining performance obligations (Note 3).

In US Dollars	Note	2022	2021
Advertising and marketing income		80 474 801	119 618 344
Total revenue from contracts with customers		**80 474 801**	**119 618 344**

17 Income and Expenses by function

In US Dollars	Note	2022	2021
Cost of buying traffic		61 219 745	73 761 421
B2B cost		253 800	411 263
Other direct payments		165 547	27 886
Total cost of sales		**61 639 092**	**74 200 570**

B2B expenses are expenses the Group incurs for brand awareness, improvement business relationships with counterparties and obtaining services for business maintenance.

General and administrative expenses comprise:

In US Dollars	Note	2022	2021
Independent contractors cost		6 172 497	7 931 439
Salary and related expenses		699 119	769 409
Professional fees		467 589	3 228 930
Office rent		327 218	85 554
Hosting		235 045	273 467
Office maintenance		9 165	12 079
Depreciation	8, 11	5 542	18 913
Telephone		4 099	3 684
Motor Expenses		3 559	23 806
Internet costs		2 587	3 384
Recruitment Expenses		2 520	43 073
Printing & postage		1 111	53
Charity		-	73 045
Other taxes		-	852
Sundry Expenses		187 159	69 187
Total general and administrative expenses		**8 117 210**	**12 536 875**

The number of employees as at 31 December 2022 was 14 (31 December 2021: 14).

Distribution costs comprises:

In US Dollars	Note	2022	2021
Participation in exhibitions		70 906	38 210
Promotion expenses		13 186	22 100
Total distribution costs		**84 092**	**60 310**

17 Income and Expenses by function (Continued)

Other income comprises:

In US Dollars	Note	2022	2021
Write-off of accounts payable		120 454	509 222
Collection of previously written-off receivables		6 599	37 451
Sale of business		-	650 000
Platform support		-	607 124
Total other income		**127 053**	**1 803 797**

18 Net Finance income / (loss)

Finance Costs

In US Dollars	2022	2021
Bank Charges	270 342	246 633
Interest expense	-	182 965
Net foreign exchange losses	484 575	492 805
Total finance costs recognised in profit or loss	**754 917**	**922 403**

Finance Income

In US Dollars	2022	2021
Interest income	85 372	165 779
Finance income recognised in profit or loss	**85 372**	**165 779**

19 Income Taxes

Income tax expense comprises the following:

In US Dollars	2022	2021
Current tax	69 966	37 866
Income tax expense/(credit) for the year	**69 966**	**37 866**

A reconciliation between the expected and the actual taxation charge is provided below.

In US Dollars	2022	2021
Profit/(loss) before tax	**9 274 691**	**33 071 947**
Theoretical tax charge/credit at the applicable rate	1 379 961	5 315 184
Theoretical tax rate	14.9%	16.1%
Tax effect of items which are not deductible or assessable for taxation purposes:		
- Income which is exempt from taxation	(1 351 846)	(5 280 715)
- Expenses that are not deductible in determining taxable profit	41 839	4 814
Utilisation of losses carry forwards and losses to be compensated	12	(1 417)
Income tax expense/credit for the year	**69 966**	**37 866**

19 Income taxes (Continued)

The Group's income tax liabilities are calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and the Subsidiaries operate and generate taxable income. The Management regularly evaluates the amounts reported in tax returns as well as the cases where the applicable tax legislation requires interpretation and, where necessary, provisions are made based on the amounts expected to be paid to the tax authorities.

Cyprus:

The Company is responsible for the asset holding function, mainly of shares in the Subsidiaries' and the Group's intellectual property. At the same time, neither the Company nor any of its employees or officers are involved in the Group's operational activities. Income that the Company receives comprises of dividends distributed by the Subsidiaries. As per Article 8(20) of the Cyprus Income Tax Law, any income from dividends received by a resident company shall be exempt from the income tax.

Companies, which do not distribute 70% of their profits after tax, as defined by the Special Contribution for the Defense of the Republic Law, within two years after the end of the relevant tax year, will be deemed to have distributed this amount as dividend on the 31 of December of the second year. The amount of the deemed dividend distribution is reduced by any actual dividend already distributed by 31 December of the second year for the year the profits relate. The Company pays special defense contribution on behalf of the shareholders over the amount of the deemed dividend distribution at a rate of 17% (applicable since 2014) when the entitled shareholders are natural persons tax residents of Cyprus and have their domicile in Cyprus. In addition, the Company pays on behalf of the shareholders General Healthcare System (GHS) contribution at a rate of 2,65%, when the entitled shareholders are natural persons tax residents of Cyprus, regardless of their domicile."

The Netherlands:

The company ClickDealer Europe B.V. is the Company's subsidiary involved in the core operational activities of the Group. In 2022 it was liable to a regular income tax in the Netherlands. A lower rate of 15 per cent applies to the first income bracket of EUR 395,000, while the standard rate of 25.8% applies to the excess of the taxable income.

Hong Kong:

The company GDMGROUP ASIA LIMITED is the Company's subsidiary involved in the core operational activities of the Group. Hong Kong adopts a territorial basis for taxing profits derived from a trade, profession, or business carried on in Hong Kong under which the Profits Tax is charged at the rate of 16,5% on profits which arise in or are derived from Hong Kong, while profits sourced elsewhere are not subject to the Profits Tax.

As all services are rendered outside Hong Kong, the company's service income has been treated as non-taxable while all its expenses have been treated as non-deductible. On 20 January 2023, GDMGROUP ASIA LIMITED received a confirmation from the Hong Kong Inland Revenue Department on this position for all financial years of assessment 2017/18 to 2020/21. No claim has been made with respect to the financial year ending 31 December 2022 while the Management assesses the risk of such claim as low.

Singapore:

The company CLICKDEALER ASIA PTE LTD is the Company's subsidiary involved in the core operational activities of the Group. Singapore adopts a territorial basis of taxation under which the Income Tax at the rate of 17% applies to income accrued in or derived from Singapore or received in Singapore from abroad. As all services are rendered outside Singapore, most of the company's service income has been treated as non-taxable. In other cases, where income is deemed remitted to Singapore, it is subject to Income Tax at the flat rate above.

Ukraine:

The company Clickdealer Ukraine is subject to regular income tax in Ukraine at the flat rate of 18%.

20 Contingencies and Commitments

Legal proceedings:

From time to time and in the normal course of business, claims against the Group may be received. On the basis of its own estimates and both internal and external professional advice, Management is of the opinion that no material losses will be incurred in respect of claims.

20 Contingencies and Commitments (Continued)

Tax contingencies:

The Group's activities are carried out worldwide, within what is often an imprecise regulatory framework that is different for each country, changes over time and applies the income tax application. As tax legislation does not provide definitive guidance in certain areas, the Group adopts, from time to time, interpretations of such uncertain areas that reduce the overall tax rate of the Group.

The Management believes that it has adequately provided for tax liabilities based on its interpretation of tax legislation, official statements and court decisions. However, there can be no assurance that the tax authorities will not have a different interpretation of the Group's entities' compliance with existing legislation. No provision for potential tax assessment has been made in these consolidated financial statements.

The transfer pricing legislation in jurisdictions where the Group performs its activities is generally aligned with the international transfer pricing principles developed by the Organisation for Economic Cooperation and Development (OECD), each having certain specific features. It is possible, with the evolution of the interpretation of the transfer pricing rules, that such prices could be challenged.

The Management has implemented internal controls to comply with current transfer pricing legislation to keep the Group's transfer pricing practices in compliance in all respects with all current transfer pricing Laws and regulations, in particular regarding the submission of contemporaneous documentation substantiating its transfer pricing practices and methodology upon request from the respective regulating authorities to the extent required by applicable Law.

The Management performs a careful consideration of legislation regarding Permanent Establishments (PE) and Controlled Foreign Company (CFC) rules in all jurisdictions where the Group performs its activities with a view to ensure the compliance with any tax liabilities related to such PE and/or CFC, where relevant. There is no guarantee that tax authorities may take a radical fiscal approach and challenge the interpretation of relevant legislation, in particular in countries like Ukraine where PE and CFC rules have just been introduced in recent years and no stable practice has been formed yet. However, as assessed by the Management, the risk of claims from controlling authorities is low.

Capital expenditure commitments:

At 31 December 2022 the Group has no contractual capital expenditure commitments.

Compliance with covenants:

The Group is not subject to any covenants as of the reporting date.

21 Principal Subsidiaries

Name	Nature of business	% of voting rights	% of owne-rship	Country of registration	Functional currency
Subsidiaries:					
GDMGROUP ASIA LIMITED	Advertising and marketing	100%	100%	Hong Kong	USD
CLICKDEALER ASIA PTE. LTD	Advertising and marketing	100%	100%	Singapore	USD
ClickDealer Europe B.V.	Advertising and marketing	100%	100%	Netherlands	EUR
Clickdealer Ukraine LLC	Advertising and marketing	100%	100%	Ukraine	UAH
TheViewPoint KFT	Database processing services Supply-Side Platform (SSP) and Ad Exchange	100%	100%	Hungary	EUR
GDMGROUP EAST LIMITED	Advertising and marketing	100%	100%	UAE	USD
Double Digital LTD.	Advertising and marketing	100%	100%	Belize	USD
ClickDealer LTD.	Advertising and marketing	100%	100%	BVI	USD
C.L.D. ClickDealer Digital Media LTD.	Advertising and marketing	100%	100%	Israel	USD
ClickDealer Germany GmbH	Advertising and marketing	100%	100%	Germany	EUR

21 Principal Subsidiaries (Continued)

On 27th July, 2021 subsidiary C.L.D. Clickdealer Digital Media LTD. has been liquidated. On 8th October, 2021 subsidiary Clickdealer LTD. has been liquidated. On 16th December, 2021 subsidiary ClickDealer Germany GmbH has been liquidated.

The reporting period of CLICKDEALER ASIA PTE. LTD is 1 March – 28 February, which is different to other subsidiaries' reporting periods. According to Singapore legislation it is not prohibited for the company to choose non-standard financial period. As the date of CLICKDEALER ASIA PTE. LTD incorporation was 24 March 2014, there was a decision to elect reporting period from March to February.

During 2023 Group intends to finalise liquidation of subsidiaries Double Digital LTD. and TheViewPoint KFT. Besides, Group plans to commence liquidation of subsidiary GDMGROUP EAST LIMITED.

22 Financial Risk Management

Financial risk factors

The Group is exposed to credit risk, liquidity risk arising from the financial instruments it holds. The risk management policies employed by the Group to manage these risks are discussed below:

- **Credit risk**

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to meet an obligation. Credit risk arises from cash and cash equivalents, as well as credit exposure to customers, including outstanding receivables.

(i) Risk management

Credit risk is managed on a group basis. For banks and financial institutions, the Group has established policies whereby the majority of bank balances are held with independently rated parties with a minimum rating of 'C'.

If wholesale customers are independently rated, these ratings are used. Otherwise, if there is no independent rating, Management assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual credit limits and credit terms are set based on the credit quality of the customer in accordance with limits set by the Board of Directors. The utilisation of credit limits is regularly monitored.

These policies enable the Group to reduce its credit risk significantly.

(ii) Impairment of financial assets

The Group has the following types of financial assets that are subject to the expected credit loss model:

- trade receivables
- financial assets at amortised cost
- cash and cash equivalents

(ii) Significant increase in credit risk

The Group considers the probability of default upon initial recognition of the asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period. To assess whether there is a significant increase in credit risk the Group compares the risk of a default occurring on the financial asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forwarding-looking information.

Especially the following indicators are incorporated:

- internal credit rating
- external credit rating (as far as available)
- actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the borrower's/counterparty's ability to meet its obligations
- actual or expected significant changes in the operating results of the borrower/counterparty
- significant increases in credit risk on other financial instruments of the same borrower/counterparty
- significant changes in the value of the collateral supporting the obligation or in the quality of third-party guarantees or credit enhancements

22 Financial Risk Management (Continued)

- significant changes in the expected performance and behaviour of the borrower/counterparty, including changes in the payment status of counterparty in the Group and changes in the operating results of the borrower/counterparty.

Macroeconomic information (such as market interest rates or growth rates) is incorporated as part of the internal rating model. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables. No significant changes to estimation techniques or assumptions were made during the reporting period.

Default

A default on a financial asset is when the counterparty fails to make contractual payments within 60 days of when they fall due.

Write-off

Financial assets are written off when there is no reasonable expectation of recovery, such as a debtor failing to engage in a repayment plan with the Group. The Group categorises a debt financial asset for write off when a debtor fails to make contractual payments greater than 360 days past due. Where debt financial assets have been written off, the Group continues to engage in enforcement activity to attempt to recover the receivable due. Where recoveries are made, these are recognised in profit or loss.

Trade receivables

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due.

The average credit period on sales of goods is 60 days. No interest is charged on outstanding trade receivables. The Group always measures the loss allowance for trade receivables at an amount equal to lifetime ECL.

There were no significant trade receivable balances written off during the year that are subject to enforcement activity.

The table below shows an analysis of the Group's bank deposit by the credit rating of the bank in which they are held:

Bank group based on credit ratings by Moody's	2022 US$	2021 US$
A+	2 829	16 061
A-	8 370 817	13 477 649
Unrated	2 075 429	3 423 819
Total cash and cash equivalents and restricted cash	**10 449 075**	**16 917 529**

At 31 December 2022 amount of cash in hand was USD 3 390 (2021: USD 3 390).

Liquidity risk

Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Group has procedures with the object of minimising such losses such as maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.

The following table details the Group's remaining contractual maturity for its financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

	31 December 2022			31 December 2021		
In US Dollars	Carrying amount	Contractual cash flow	3-12 months	Carrying amount	Contractual cash flow	3-12 months
Trade payables	5 355 548	5 355 548	5 355 548	6 445 884	6 445 884	6 445 884
Total	**5 355 548**	**5 355 548**	**5 355 548**	**6 445 884**	**6 445 884**	**6 445 884**

22 Financial Risk Management (Continued)

Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the Group's measurement currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro. The Group's Management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

The table below summarises the Group's exposure to foreign currency exchange rate risk at the end of the reporting period:

	At 31 December 2022			At 31 December 2021		
In US Dollars	Euro	Ukrainian Hryvnia	Hungarian Forint	Euro	Ukrainian Hryvnia	Hungarian Forint
Monetary financial assets						
Cash and cash equivalents	1 702 091	9 932	578	2 478 900	21 901	88
Trade receivables	1 451 309	-	-	4 327 409	-	-
	3 153 400	**9 932**	**578**	**6 806 309**	**21 901**	**88**
Monetary financial liabilities						
Trade payables	5 293	-	-	264 638	-	-
	5 293	**-**	**-**	**264 638**	**-**	**-**
Net position	**3 148 107**	**9 932**	**578**	**6 541 671**	**21 901**	**88**

The following table presents sensitivities of profit or loss and equity to reasonably possible changes in exchange rates applied at the end of the reporting period relative to the functional currency of the respective Group entities, with all other variables held constant:

	At 31 December 2022		At 31 December 2021	
In US Dollars	**Impact on profit or loss**	**Impact on equity**	**Impact on profit or loss**	**Impact on equity**
Euro strengthening by 10% (2021: strengthening by 10%)	314 811	314 811	654 167	(654 167)
Euro weakening by 10% (2021: weakening by 10%)	(314 811)	(314 811)	(654 167)	(654 167)
Ukrainian Hryvnia strengthening by 10% (2021: strengthening by 10%)	993	993	2 190	2 190
Ukrainian Hryvnia weakening by 10% (2021: weakening by 10%)	(993)	(993)	(2 190)	(2 190)
Hungarian Forint strengthening by 10% (2021: strengthening by 10%)	58	58	9	9
Hungarian Forint weakening by 10% (2021: weakening by 10%)	(58)	(58)	(9)	(9)

Fair value estimation

The fair values of the Group's financial assets and liabilities approximate their carrying amounts at the reporting date.

23 Presentation of Financial Instruments by Measurement Category

For the purposes of measurement, IFRS 9 "Financial Instruments" classifies financial assets into the following categories: (a) financial assets at fair value through profit or loss (FVTPL); (b) debt instruments at fair value through other comprehensive income (FVOCI), (c) equity instrume nts at fair value through other comprehensive income (FVOCI) and (c) financial assets at amortised cost. Financial assets at FVTPL have two sub-categories: (i) assets mandatorily measured at fair value through profit or loss (FVTPL), and (ii) assets designated as such upon initial recognition. In addition, finance lease receivables form a separate category.

As of 31 December 2022, and 31 December 2021, all of the Group's financial assets and financial liabilities were carried at amortised cost.

24 Events after the Reporting Period

During 2023, the Group intends to finalise the liquidation process of the subsidiaries Double Digital LTD and TheViewPoint KFT. Besides this, the Group plans to commence the liquidation process of its subsidiary GDMGROUP EAST LIMITED.

On 6 March, 2023 the Group signed the agreement to sell the assets of ClickDealer business (representing all business activities of the Group to provide, market, sell or distribute digital performance marketing and online performance advertising services through an affiliate network) to Digital Media Solutions, Inc., a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals.

The consideration paid for the acquisition at closing will be $35 million. Performance in the two years following closing could result in up to $10 million of additional contingent consideration being paid.

On 10 April 2023, the Board of Directors approved the payment of an interim dividend for the amount of USD 30 650 000.

As explained in Note 2 the geopolitical situation in Eastern Europe intensified on 24 February 2022, with the commencement of the conflict between Russia and Ukraine. As at the date of authorising these financial statements for issue, the conflict continues to evolve as military activity proceeds and additional sanctions are imposed. Depending on the duration of the conflict between Russia and Ukraine, and continued negative impact on economic activity, the Group might experience negative results, and liquidity restraints which relate to new developments that occurred after the reporting period. The exact impact on the Group's activities in 2023 and thereafter cannot be predicted.

Other than stated above, there were no material events after the reporting period, which have a bearing on the understanding of the financial statements.